Exhibit (a)(1)(E)

Offer To Purchase For Cash

All Outstanding Shares of Common Stock

of

BBQ HOLDINGS, INC.

at

$17.25 Net Per Share

Pursuant to the Offer to Purchase dated August 24, 2022

by

GRILL MERGER SUB, INC.

a wholly-owned subsidiary of

MTY FRANCHISING USA, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE FOLLOWING 11:59 P.M. (12:00 MIDNIGHT), NEW YORK CITY TIME ON SEPTEMBER 21, 2022, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

August 24, 2022

To our Clients:

Enclosed for your consideration are the offer to purchase, dated August 24, 2022 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related letter of transmittal (as it may be amended, modified, or supplemented from time to time, the “Letter of Transmittal”), which Offer to Purchase and Letter of Transmittal collectively constitute the “Offer.” Grill Merger Sub, Inc. (the “Purchaser”), a Minnesota corporation and a wholly-owned subsidiary of MTY Franchising USA, Inc. (“MTY”), a Tennessee corporation, is offering to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), of BBQ Holdings, Inc. (“BBQ Holdings”), a Minnesota corporation, at a price of $17.25 per Share (the “Offer Price”), net to the seller in cash, without interest and subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase.

THE BOARD OF DIRECTORS OF BBQ HOLDINGS UNANIMOUSLY RECOMMENDS THAT YOU TENDER ALL OF YOUR SHARES INTO THE OFFER.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1.    The Offer Price for your Shares is $17.25 per Share, net to the seller in cash, without interest and subject to any required withholding of taxes.

2.    The Offer is being made for all outstanding Shares.

3.    The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of August 8, 2022, by and among MTY, the Purchaser and BBQ Holdings (as it may be amended, modified, or supplemented from time to time in accordance with its terms, the “Merger Agreement”).

Subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, the Purchaser will be merged with and into BBQ Holdings (the “Merger”), with BBQ Holdings continuing as the surviving corporation and as a wholly-owned subsidiary of MTY (the “Surviving Corporation”). The closing of the Merger will occur as soon as practicable and in any event no later than the first business day after the conditions set forth in the Merger Agreement are satisfied or waived, unless another date is agreed to by the parties. As soon as practicable following the consummation of the Offer, Purchaser will merge with and into BBQ Holdings, with BBQ Holdings surviving as a wholly-owned subsidiary of MTY, pursuant to the provisions of Section 302A.613(4) of the Minnesota Business Corporation Act (the “MBCA”), with no shareholder approval required to consummate the Merger.

At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time will be converted into the right to receive cash in an amount equal to the Offer Price, without interest, subject to any applicable withholding taxes, except as provided in the Merger Agreement with respect to Shares owned by BBQ Holdings as treasury stock or owned by Purchaser or MTY (or their respective wholly-owned subsidiaries), or Shares held by any shareholder who is entitled to demand and has properly asserted dissenters’ rights to obtain payment for the fair value of such Shares in accordance and full compliance with Sections 302A.471 and 302A.473 of the MBCA.

4.    The board of directors of BBQ Holdings has duly (i) determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of BBQ Holdings and its shareholders, (ii) approved the Merger Agreement and the Merger Transactions (as defined in the Merger Agreement), which approval constituted approval for the purposes of Sections 302A.673(1) and 302A.675 of the MBCA (as a result of which the Merger Agreement and the Merger Transactions are not and will not be subject to the restrictions on “business combinations” with an “interested shareholder” under the provision of Section 302A.673 of the MBCA or subject to the “fair price” provisions of Section 302A.675 of the MBCA), (iii) and declared it advisable that BBQ Holdings enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Offer and the Merger, (iv) resolved that the Merger Agreement and the Merger be governed by and effected under Section 302A.613(4) of the MBCA, (v) recommended that the shareholders of BBQ Holdings tender their Shares in the Offer, and (vi) to the extent necessary, take all actions necessary to have the effect of causing the Merger, the Merger Agreement, the Support Agreement (as defined in the Merger Agreement) and the transactions contemplated by the Merger Agreement and the Support Agreement not to be subject to any control share acquisition or similar law, rule or regulation that might otherwise apply to the Merger or any such transaction, in each case, on the terms and subject to the conditions of the Merger Agreement.

5.    The Offer and withdrawal rights will expire at one minute following 11:59 P.M. (12:00 midnight), New York City Time, on September 21, 2022 (such date and time, the “Expiration Date”), unless (i) the Purchaser extends the period during which the Offer is open pursuant to and in accordance with the terms of the Merger Agreement, in which event the term “Expiration Date” will mean the latest date and time at which the Offer, as so extended by the Purchaser, will expire or (ii) the Merger Agreement has been earlier terminated.

6.    The Offer is not subject to any financing condition. The Offer is conditioned upon (i) the number of Shares being validly tendered in accordance with the terms of the Offer and “received” (as defined in Section 302A.613(4)(b) of the MBCA) and not properly withdrawn, together with any Shares owned by Purchaser or its affiliates, equaling at least a majority of the outstanding Shares as of one minute following 11:59 p.m. (12:00 midnight), New York City Time, on September 21, 2022 (the “Expiration Time,” unless Purchaser has extended the period during which the Offer is open in accordance with the terms of the Merger Agreement, in which event “Expiration Time” means the latest time and date at which the Offer, as so extended, will expire) (excluding from the number of tendered Shares, but not from the number of outstanding Shares, Shares tendered in the Offer pursuant to guaranteed delivery procedures that have not been received prior to the Expiration Time), (ii) all waiting periods (including all extensions thereof) applicable to the consummation of the Offer and the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated, and there not being in effect any voluntary agreement between BBQ Holdings and the U.S. Federal Trade Commission or the Antitrust Division of the U.S. Department of Justice pursuant to which BBQ Holdings has agreed not to consummate the transactions contemplated by the Merger Agreement for any period of time that has not yet passed, and (iii) the satisfaction or waiver by the Purchaser of the other conditions and requirements of the Offer described in the Offer to Purchase.

7.    Purchaser will pay any transfer taxes with respect to the transfer and sale of Shares to it or to its order pursuant to the Offer (for the avoidance of doubt, transfer taxes do not include United States federal income or backup withholding taxes).

If you wish to have us tender any or all of your Shares, then please so instruct us by completing, executing, detaching, and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, then all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the Expiration Date.

The Offer is being made to all holders of the Shares. The Purchaser is not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, “blue sky,” or other valid laws of such jurisdiction. If the Purchaser becomes aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to U.S. state statute, it will make a good faith effort to comply with any such law. If, after such good faith effort, it cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

INSTRUCTION FORM

With Respect to the Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

BBQ HOLDINGS, INC.

at

$17.25 Net Per Share

Pursuant to the Offer to Purchase dated August 24, 2022

by

GRILL MERGER SUB, INC.

a wholly-owned subsidiary of

MTY FRANCHISING USA, INC.

The undersigned acknowledge(s) receipt of your letter and the enclosed offer to purchase, dated August 24, 2022 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related letter of transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”), which Offer to Purchase and Letter of Transmittal collectively constitute the “Offer.” Grill Merger Sub, Inc. (the “Purchaser”), a Minnesota corporation and a wholly-owned subsidiary of MTY Franchising USA, Inc. (“MTY”), a Tennessee corporation, is offering to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), of BBQ Holdings, Inc. (“BBQ Holdings”), a Minnesota corporation, at a price of $17.25 per Share (the “Offer Price”), net to the seller in cash, without interest and subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as August 8, 2022, by and among MTY, the Purchaser and BBQ Holdings (as it may be amended, modified, or supplemented from time to time in accordance with its terms, the “Merger Agreement”).

The undersigned hereby instruct(s) you to tender to the Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer. The undersigned understands and acknowledges that all questions as to the validity, form, and eligibility (including time of receipt) and acceptance for payment of any tender of Shares made on my behalf will be determined by the Purchaser in its sole discretion.

ACCOUNT NUMBER:

NUMBER OF SHARES BEING TENDERED HEREBY:                  SHARES*

The method of delivery of this Instruction Form is at the election and risk of the tendering shareholder. This Instruction Form should be delivered to us in ample time to permit us to submit the tender on your behalf prior to the Expiration Date (as defined in the Offer to Purchase).

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

Dated:

(Signature(s))

(Please Print Name(s))
Address:

(Include Zip Code)
Area Code and Telephone No.:

Taxpayer Identification or Social Security No.: